Exhibit 10.25

OPTION AND REIMBURSEMENT AGREEMENT

This Option and Reimbursement Agreement (this “Agreement”) is made and entered into as of December 6, 2005 (“Effective Date”), by and among EverNew Biotech, Inc., a California corporation with an address located at 323 Vintage Park Drive, Foster City, San Mateo, California 94404 (“Evernew”), OXIS International, Inc., a Delaware corporation (“OXIS”), and each of the shareholders of Evernew (the “Shareholders”), which are listed on Exhibit A.

Recital

A. In consideration of the services to be performed by Bio Check, Inc. which is majority owned by OXIS, pursuant to that certain Services Agreement of even date herewith (the “Services Agreement”) Evernew and the Shareholders wish to grant OXIS a call option right, a right of first refusal, and certain other rights.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions herein set forth, the parties agree as follows:

Agreement

1. Representations and Warranties of the Shareholder. Each Shareholder represents and warrants that the execution, delivery and performance of this Agreement by such Shareholder will not result in any breach of, or default under, any term or provision of any agreement, obligation, instrument, judgment, decree, order, statute, rule or governmental regulation to which such Shareholder is a party or by which such Shareholder may be bound or which applies to such Shareholder. Each Shareholder has the legal capacity and is duly authorized to enter into this Agreement and perform its obligations hereunder.

2. Representations and Warranties of Evernew. Evernew represents and warrants that the execution, delivery and performance of this Agreement by Evernew will not result in any breach of, or default under, any term or provision of any agreement, obligation, instrument, judgment, decree, order, statute, rule or governmental regulation to which Evernew is a party or by which Evernew may be bound or which applies to Evernew. Evernew has all rights and permissions necessary for Evernew to perform the Evernew Services. Evernew is duly authorized to enter into this Agreement and perform its obligations hereunder.

3. Call Option.

(a) Evernew and each Shareholder hereby grant to OXIS the right to purchase all of the assets and/or equity securities of Evernew on the terms set forth in this Section 3 (the “Call Option”).

(b) The Call Option is exercisable from the date of this Agreement until December 31, 2008.

(c) OXIS may exercise the Call Option in one or more tranches by providing written notice to the Evernew Representative (as defined below) of its exercise of the Call Option (the “Call Option Notice”).

(d) The aggregate exercise price for the Call Option (the “Call Option Price”) shall be the lower of (i) the amount to be determined in good faith between OXIS and Evernew by January 31, 2006 (the “Negotiated Price”); and (ii) if applicable, the consideration offered by a third party as described in a Transfer Notice delivered to OXIS pursuant to Section 4(a). The Call Option Price shall be paid by OXIS by wire transfer to an account provided by Evernew Representative (as defined below) in an amount equal to the Call Option Price (which may be an account of counsel to Evernew or the Representative), less the Accumulated Evernew Amounts as of the date of the Call Closing (as defined below). For the purpose of this Agreement, the Accumulated Evernew Amounts as of a particular date shall comprise of the sum of Monthly Evernew Amounts accrued as of such date. For the purposes of this Agreement, the Monthly Evernew Amounts shall comprise of the product of (i) the percentage of all of the issued and outstanding shares of BioCheck held by OXIS as of the last day of each such month (the “Monthly Percentage”) and (iii) the sum of (A) the cost of all Evernew Services provided by BioCheck each month under the Services Agreement, as incurred and determined in good faith by BioCheck (“Evernew Service Costs”) and (B) the amount of Evernew Compensation provided by BioCheck each month under the Services Agreement. For purposes of the foregoing, the Monthly Percentage for the months of January 2005 through November 2005 shall be deemed to be fifty-one percent (51%).

(e) The settlement of the Call Option and payment of the Call Option Price shall occur within thirty (30) days after the receipt of the Call Option Notice by Evernew (the “Call Closing”).

(f) Dr. John Chen is hereby appointed as the sole representative of Evernew and its shareholders for the purposes of this Agreement (the “Evernew Representative”). The Evernew Representative shall have the authority to give and receive notices and communications, to act on behalf of Evernew and its shareholders with respect to any matters arising under this Agreement, and to take all actions necessary or appropriate in the judgment of the Evernew Representative for the accomplishment of the transactions contemplated by this Agreement. A decision, act, consent or instruction of the Evernew Representative shall constitute a decision, act, consent or instruction of Evernew and all of its shareholders and shall be final, binding and conclusive upon each of Evernew and its shareholders.

4. Rights of Refusal.

(a) The parties agree that if at any time Evernew proposes to sell all or substantially all of its assets or the Shareholders propose to sell any of their equity securities, (together with Evernew, the “Selling Parties”), then the Evernew Representative shall promptly give OXIS written notice at least thirty (30) days prior to the Selling Parties intention to make the Transfer (the “Transfer Notice”). The Transfer Notice shall include (i) a description of the assets or the equity securities to be transferred (the “Offered Property”), (ii) the name(s) and address(es) of the prospective transferee(s), (iii) the consideration and (iv) the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Selling Parties has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(b) OXIS shall have an option for a period of thirty (30) days from the delivery of the Transfer Notice from the Evernew Representative set forth in Section 4(a) to elect to purchase Offered Property subject to the same material terms and conditions as described in the Transfer Notice, at a price (the “ROFR Price”) equal to the lesser of (i) the Negotiated Price and (ii) the price set forth in the Transfer Notice. OXIS may exercise its right of first refusal and purchase all or any portion of the Offered Property by notifying the Evernew Representative in writing (the “ROFR Notice”), before expiration of the thirty (30) day period.

(c) OXIS shall effect the purchase of the Offered Property by wire transfer to an account provided by Evernew Representative in an amount equal to the ROFR Price, less the Accumulated Evernew Amounts as of the date of the ROFR Closing (as defined below).

(d) The settlement of the purchase and sale of the Offered Property and payment of the ROFR Price shall occur within thirty (30) days after the receipt of the ROFR Notice by Evernew (the “ROFR Closing”).

(e) To the extent that OXIS does not exercise its rights to purchase the Offered Property within the time periods specified in Section 4(b), the Selling Parties shall have a period of ninety (90) days from the expiration of such rights in which to sell the Offered Property, upon terms and conditions no more favorable to either the Selling Parties or the transferee(s) than those specified in the Transfer Notice (and at a price no less than set forth in the Transfer Notice), to the third-party transferee(s) identified in the Transfer Notice, provided, however, that in the event OXIS delivers a Call Option Notice pursuant to Section 3(c) prior to the closing of the third party sale as contemplated in this Section 4(e), EverNew shall not consummate the third party sale as contemplated herein, and Evernew’s obligation to consummate the Call Closing shall take precedence over the third party sale contemplated herein.

5. Reimbursement of Evernew Services and Evernew Compensation. To the extent OXIS has not exercised the Call Option pursuant to Section 4 or its right of first refusal pursuant to Section 5 by December 31, 2007, then (i) Evernew shall on or prior to March 31, 2008, pay to BioCheck an amount equal to the aggregate Evernew Service Cost and Evernew Compensation accumulated on and prior to March 31, 2008, and (ii) the amount actually paid to BioCheck, multiplied by the applicable Monthly Percentage for each monthly period in which the Evernew Service Cost and Evernew Compensation is determined, shall be deducted from the balance of the Accumulated Evernew Amount for periods after such payment is made.

6. Termination. This Agreement shall automatically terminate and be of no further effect on December 31, 2008, unless earlier terminated as set forth in this Section 6. Each party may terminate this Agreement if the other party breaches this Agreement and such breach is not cured within thirty (30) calendar days after the non-breaching party has given the breaching party written notice reasonably describing the breach. Each party shall return to the other party within ten (10) calendar days of the termination of this Agreement any records, reports, documents or other materials relating to the services performed by it for the other party which may be in such party’s possession.

7. Choice of Laws; Attorneys Fees. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of law. Any case, controversy, lawsuit, action, or proceeding arising out of, in connection with, or related to, this Agreement shall be brought in any court of competent jurisdiction located in San Mateo, California. If any party to this Agreement shall take any action to enforce this Agreement or bring any action or commence any arbitration for any relief against any other party, declaratory or otherwise, arising out of this Agreement, the losing party shall pay to the prevailing party such party’s reasonable attorneys’ fees and costs incurred in litigating such suit or arbitration and/or enforcing any judgment granted therein.

8. Specific Performance. Each of the parties agree that any breach of Sections 3 or 4 may cause irreparable harm for which the aggrieved party may have no adequate remedy at law. Accordingly, each party agrees that the other party shall be entitled (without limitation of any other available rights or remedies and without the necessity of posting a bond) to seek and obtain injunctive relief against any breach of Sections 3 or 4 from any court of competent jurisdiction, in addition to the right to assert any other remedy it may have under this Agreement, at law or in equity.

9. Amendments; Waivers. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed by an authorized representative of each party hereto. The failure of either party to enforce its rights under this Agreement at any time for any period of time shall not be construed as a waiver of such right.

10. Entire Agreement. This Agreement together with each the exhibits attached hereto constitute the entire agreement between the parties hereto with respect to the specific subject matter hereof, and any and all written or oral agreements heretofore existing between the parties hereto with respect to the subject matter hereof are expressly canceled.

11. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof. Should any provision or partial provision hereof be found illegal or unenforceable for being too broad with respect to the duration, scope or subject matter thereof, such provision or partial provision shall be deemed and construed to be reduced to the maximum duration, scope or subject matter permitted by law.

12. Notices. All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, or three (3) calendar days after being sent by prepaid certified or registered U.S. mail to the address of the other party to be noticed as set forth herein or such other address as such party last provided to the other by written notice.

13. Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures received by facsimile shall be deemed to be original signatures.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by duly authorized representatives of all parties hereto as of the date first written above.
OXIS: OXIS INTERNATIONAL, INC.	EVERNEW: EVERNEW BIOTECH, INC.
By: _________________________________	By: ________________________________
Name: _______________________________	Name: _______________________________
Its: _________________________________	Title: ________________________________
EVERNEW SHAREHOLDERS:
_____________________________
Dr. John Chen

_____________________________
Amy Chen

_____________________________
Peggy Chen

_____________________________
David Chen

_____________________________
Yiping Wang

_____________________________
Anna Pao

_____________________________
Robert Cochran

_____________________________
George J. Lee

Tauber Revocable Trust UTD 9/20/03

By: ___________________________
Name: Paul J. Tauber
Title: Trustee

Exhibit A

List of Evernew Biotech, Inc. Shareholders

1.	Dr. John Chen

2.	Amy Chen

3.	Peggy Chen

4.	David Chen

5.	Yiping Wang

6.	Anna Pao

7.	Robert Cochran

8.	George J. Lee

9.	Tauber Revocable Trust UTD 9/20/03